                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        ----------------------------------

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*
                   -----------------------------------------

                               MAY & SPEH, INC.
                     ------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
                     ------------------------------------
                        (Title of Class of Securities)

                                  577777 10 5
                                  -----------
                                (CUSIP Number)


                     ------------------------------------


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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------------------------                                 ---------------------
  CUSIP NO.  577777 10 5             13G                   PAGE   OF   PAGES
------------------------                                 ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      May & Speh, Inc. Employee Stock Ownership Plan

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Not applicable.

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,315,086

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          6,771,763
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,315,086

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          6,771,763
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,086,849

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      32.1%

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      TYPE OF REPORTING PERSON*
12
      EP

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ITEM 1.

     (a)  Name of Issuer.

          May & Speh, Inc.

     (b) Address of Issuer's Principal Executive Offices.

         1501 Opus Place
         Downers Grove, Illinois 60515

ITEM 2.

     (a) Name of Person Filing.

         May & Speh, Inc. Employee Stock Ownership Plan (the "ESOP")

     (b) Address of Principal Business Office or, if none, Residence.

         c/o Cole Taylor Bank, Trustee
         Attn:  Kathleen Ryan Ursa
         850 West Jackson Boulevard
         Chicago, Illinois 60607

     (c) Citizenship.

         Not applicable.

     (d) Title of Class of Securities.

         Common Stock, $.01 par value

     (e) CUSIP Number.

         577777 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) [  ] Broker or dealer registered under Section 15 of the Act,
     (b) [  ] Bank as defined in Section 3(a)(6) of the Act,
     (c) [  ] Insurance Company as defined in Section 3(a)(19) of the Act,
     (d) [ ] Investment Company registered under Section 8 of the Investment Company

                                       1

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                Act,
     (e)  [  ]  Investment Adviser registered under Section 203 of the
                Investment Advisers Act of 1940,

     (f)  [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (see Sec. 240.13d-1(b)(1)(ii)(F)),

     (g)  [  ]  Parent Holding Company, in accordance with Sec. 240.13d-
                1(b)(ii)(G) (Note: See Item 7)

     (h)  [  ]  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)

     Not applicable.

ITEM 4.   OWNERSHIP.

     (a)  Amount Beneficially Owned.

          8,086,849

     (b)  Percent of Class.

          32.1%

     (c)  Number of shares as to which such person has

          (i)   sole power to vote or to direct the vote:              1,315,086

          (ii)  shared power to vote or direct the vote:               6,771,763

          (iii) sole power to dispose or to direct the disposition of: 1,315,086

          (iv)  shared power to dispose or to direct the disposition
                 of:                                                   6,771,763

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Of the 8,086,849 shares reported as beneficially owned by the ESOP on this form, 6,771,763 shares have been allocated or are available for allocation to the accounts of certain employees and former employees of May & Speh, Inc. in the ESOP.

                                       2

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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 May & Speh, Inc. Employee Stock Ownership Plan

                                 By Cole Taylor Bank, as Trustee



Date: February 12, 1997          /s/ Kathleen Ryan Ursa
                                 -----------------------------------------------
                                 Kathleen Ryan Ursa
                                 Vice President


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